EXHIBIT 99.1
FOR IMMEDIATE RELEASE

For More Information, Contact:
John Neale	Laurie Berman/Matt Sheldon
QAD Senior Vice President and Treasurer	PondelWilkinson Inc.
805.566.5117	310.279.5980
investor@qad.com	pwinvestor@pondel.com

QAD REPORTS FISCAL 2013 SECOND QUARTER FINANCIAL RESULTS

SANTA BARBARA, Calif. – August 23, 2012 – QAD Inc. (NASDAQ: QADA, NASDAQ: QADB), a leading provider of enterprise software and services for global manufacturing companies, today reported financial results for the fiscal 2013 second quarter ended July 31, 2012.

Total revenue was $61.0 million for the second quarter of fiscal 2013, compared with $62.0 million for the second quarter of fiscal 2012.  The decrease was principally the result of lower license revenue driven primarily by the slowdown in the global manufacturing economy, as well as the impact of foreign exchange on maintenance and professional services revenue.

License revenue was $6.9 million for the fiscal 2013 second quarter, compared with $8.6 million for the same period last year.  Maintenance and other revenue totaled $33.9 million, compared with $35.4 million for last year’s second fiscal quarter.  Professional services revenue increased to $16.4 million, from $15.7 million for the second quarter of fiscal 2012.  Subscription revenue, which includes QAD’s On Demand deployment option, grew to $3.7 million, from $2.3 million for last year’s fiscal second quarter.

Net income for the fiscal 2013 second quarter was $959,000, or $0.06 per diluted Class A share and $0.05 per diluted Class B share.  Net income for the fiscal 2013 second quarter was negatively impacted by $588,000, or $0.04 per diluted Class A share and $0.03 per diluted Class B share, due to a mark-to-market adjustment for an interest rate swap related to the refinancing of QAD’s mortgage on its Santa Barbara headquarters.  Net income for the fiscal 2012 second quarter was $3.1 million, or $0.19 per diluted Class A share and $0.16 per diluted Class B share.

“While we saw good performance in some territories and in our Precision division, overall performance was negatively impacted by the slowing global manufacturing economy,” said Karl Lopker, CEO of QAD Inc.  “In response, we have implemented cost containment initiatives to improve our profitability.  At the same time, we still see areas of opportunity and are putting greater emphasis on initiatives that support our customers in this uncertain climate.”

Gross profit for the fiscal 2013 second quarter was $34.0 million, or 56 percent of total revenue, compared with $35.1 million, or 57 percent of total revenue, for the fiscal 2012 second quarter.

Total operating expenses amounted to $32.4 million, or 53 percent of total revenue, for the fiscal 2013 second quarter, versus $30.5 million, or 49 percent of total revenue, for the same period last year.

Operating income for the fiscal 2013 second quarter was $1.6 million, which included $1.4 million in stock compensation expense, compared with $4.6 million, including $1.2 million in stock compensation expense, for the second quarter of the last fiscal year.

QAD Inc.
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For the first six months of fiscal 2013, total revenue rose to $124.7 million, from $121.4 million for the first six months of fiscal 2012.  Net income for the fiscal 2013 year-to-date period was $2.8 million, or $0.18 per diluted Class A share and $0.15 per diluted Class B share.  Net income for the fiscal 2012 year-to-date period was $4.1 million, or $0.26 per Class A share and $0.21 per Class B share.

QAD’s cash and equivalents balance was $73.8 million at July 31, 2012, compared with $76.9 million at January 31, 2012.  Cash provided by operations was $6.4 million for the second quarter of fiscal 2013, versus $7.8 million for the fiscal 2012 second quarter.

During the second quarter of fiscal 2013, QAD purchased 149,000 Class A shares of its common stock at an average price of $13.12 per share, and 12,000 Class B shares at an average price of $12.82 per share, for a total expenditure of approximately $2.1 million.  Approximately 328,000 shares remain available under the previously authorized one million share repurchase program.

During the second quarter of fiscal 2013, QAD paid quarterly dividends totaling $1.1 million, of which $893,000 was paid in cash and the remainder in common stock.

2013 Second Quarter Highlights:

•
Received orders from 11 customers representing more than $500,000 each in combined license, maintenance, subscription and professional services billings, including four orders in excess of $1.0 million;

•
Received license or On Demand orders from companies across QAD’s six vertical markets, including: Biomet Japan, ECE, FCI Automotive Holdings, Gemalto, HeartWare, INOAC Exterior Products, Intertechnique, Lear Automotive India, MedTech Group, Metalsa, Musculoskeletal Transplant, NHK Spring (Thailand), Yamamoto FB Engineering, and Yangfeng Visteon Automotive, among others;

•	Hosted Explore 2012 Global Customer Conference in Atlanta;

•	Named 2012 “Partner of the Year” by Progress Software in recognition of the company’s collaboration in solving customer business challenges; and

•	Acquired DynaSys S.A., a leading provider of supply chain planning software solutions.

Business Outlook
For the third quarter of fiscal 2013, QAD expects total revenue of approximately $62 million and earnings of approximately $0.10 per diluted Class A share and $0.08 per diluted Class B share.

Calculation of Earnings Per Share
EPS is reported based on the company’s dual-class share structure, and includes a calculation for both Class A and Class B shares.  Since Class A shares have rights to 120% of dividends paid on Class B shares, net income is apportioned so that earnings per share attributable to a Class A share are 120% of earnings per share attributable to a Class B share.

Investor Conference Call
QAD management will host an investor conference call today at 2:00 p.m. PT (5:00 p.m. ET) to review the company’s financial results and operations for the fiscal 2013 second quarter.  The conference call will be webcast live and is accessible through the investor relations section of QAD’s web site at www.qad.com, where it will be available for approximately one year.  Interested parties may participate in the call by dialing 800-230-1059 (domestic) or 612-234-9959 (international).  A replay of the call will be accessible through August 30, 2012 by dialing 800-475-6701 (domestic) or 320-365-3844 (international), passcode 250576.

QAD Inc.
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About QAD
QAD is a leading provider of enterprise applications for global manufacturing companies specializing in automotive, consumer, electronics, food and beverage, industrial and life sciences products.  QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time.  For more information about QAD, telephone +1 805-566-6000, or visit the QAD web site at www.qad.com.

“QAD” is a registered trademark of QAD Inc.  All other products or company names herein may be trademarks of their respective owners.

Note to Investors: This press release contains certain forward-looking statements made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to the company’s revenue outlook and earnings per share outlook for the third quarter of fiscal 2013.  Words such as “expects,” “believes,” “anticipates,” “could,” “will likely result,” “estimates,” “intends,” “may,” “projects,” “should,” and variations of these words and similar expressions are intended to identify these forward looking statements.  Forward-looking statements are based on the company’s current expectations and assumptions regarding its business, the economy and future conditions.  A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements.  These risks include, but are not limited to, evolving demand for the company's software products and products that operate with the company's products; the company's ability to sustain license and service demand; the company's ability to leverage changes in technology; the company's ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company's products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; timely and effective integration of newly acquired businesses; general economic conditions; exchange rate fluctuations; and, the global political environment.  In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations.  Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter.  Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income.  Investors should not use any one quarter's results as a benchmark for future performance.  For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company's Annual Report on Form 10-K for fiscal 2012 ended January 31, 2012, and in particular, the section entitled “Risk Factors” therein, and in other periodic reports the company files with the Securities and Exchange Commission.

-- Financial Tables Follow --

QAD Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2012	2011	2012	2011
Revenue:
License fees	$6,906	$8,550	$14,771	$14,894
Maintenance and other	33,886	35,393	68,406	69,731
Subscription fees	3,745	2,322	6,968	4,530
Professional services	16,432	15,692	34,532	32,205
Total revenue	60,969	61,957	124,677	121,360
Cost of revenue:
License	832	1,004	1,713	2,035
Maintenance, subscription and other	10,341	9,067	20,341	17,842
Professional services	15,846	16,741	31,584	33,029
Total cost of revenue	27,019	26,812	53,638	52,906
Gross profit	33,950	35,145	71,039	68,454
Operating expenses:
Sales and marketing	14,747	13,864	30,243	28,353
Research and development	9,210	9,237	18,744	17,720
General and administrative	8,435	7,397	16,540	15,110
Total operating expenses	32,392	30,498	65,527	61,183
Operating income	1,558	4,647	5,512	7,271
Other (income) expense:
Interest income	(164)	(146)	(327)	(282)
Interest expense	330	287	616	557
Other (income) expense, net	92	(356)	538	462
Total other (income) expense	258	(215)	827	737
Income before income taxes	1,300	4,862	4,685	6,534
Income tax expense	341	1,792	1,882	2,444
Net income	$959	$3,070	$2,803	$4,090

Diluted Net Income per Share
Class A	$0.06	$0.19	$0.18	$0.26
Class B	$0.05	$0.16	$0.15	$0.21

Diluted Weighted Shares
Class A	13,082	13,297	13,144	13,242
Class B	3,264	3,294	3,274	3,288

QAD Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	July 31,	January 31,
	2012	2012
Assets
Current assets:
Cash and equivalents	$73,843	$76,927
Accounts receivable, net	36,343	64,757
Deferred tax assets, net	4,365	4,355
Other current assets	11,448	11,853
Total current assets	125,999	157,892

Property and equipment, net	33,106	33,139
Capitalized software costs, net	2,334	583
Goodwill	8,739	6,412
Long-term deferred tax assets, net	17,427	17,285
Other assets, net	3,982	2,834

Total assets	$191,587	$218,145

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$388	$321
Accounts payable and other current liabilities	31,805	40,823
Deferred revenue	77,111	93,871
Total current liabilities	109,304	135,015

Long-term debt	15,659	15,813
Other liabilities	6,095	5,302

Stockholders' equity:
Common stock	18	18
Additional paid-in capital	148,601	148,993
Treasury stock	(28,762)	(27,968)
Accumulated deficit	(49,344)	(48,974)
Accumulated other comprehensive loss	(9,984)	(10,054)
Total stockholders' equity	60,529	62,015

Total liabilities and stockholders' equity	$191,587	$218,145

QAD Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Six Months Ended
	July 31,
	2012	2011

Net cash provided by operating activities	$11,445	$13,307

Cash flows from investing activities:
Purchase of property and equipment	(2,029)	(1,969)
Capitalized software costs	(199)	(117)
Acquisition of businesses, net of cash acquired	(4,713)	(6)
Other, net	2	19
Net cash used in investing activities	(6,939)	(2,073)

Cash flows from financing activities:
Repayments of debt	(111)	(172)
Tax payments, net of proceeds, related to stock awards	(786)	(356)
Excess tax benefits from share-based payment arrangements	51	11
Repurchase of stock	(3,899)	-
Dividends paid in cash	(1,841)	(645)
Net cash used in financing activities	(6,586)	(1,162)

Effect of exchange rates on cash and equivalents	(1,004)	1,490
Net (decrease) increase in cash and equivalents	(3,084)	11,562
Cash and equivalents at beginning of period	76,927	67,276
Cash and equivalents at end of period	$73,843	$78,838